                                   FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      July 13, 1994
                                                -------------------------

First Chicago Corporation
- - --------------------------------------------------------------------------
(Exact name of registrant as specified in its charter)


Delaware                             1-6052              36-2669970
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(State or other jurisdiction      (Commission          (IRS Employer
     of incorporation)            File Number)      Identification No.)


One First National Plaza, Chicago, IL                       60670
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(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number, including area code   312-732-4000
                                                     ------------

Item 5. Other Events
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The Registrant hereby incorporates by reference the information contained in
Attachment A hereto in response to this Item 5.





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                                       First Chicago Corporation
                                       --------------------------
                                       (Registrant)


Date: July 13, 1994                    By:    /s/ Maurice E. Moore
     ---------------                       --------------------------
                                       Title: Treasurer

                                 ATTACHMENT A
                                 ------------

     CHICAGO, July 13, 1994 -- First Chicago Corporation today reported second quarter net income of $168.7 million, up slightly from $168.5 million in the second quarter of 1993. Return on common stockholders' equity was 16.5 percent.
     On a fully diluted basis, earnings per share were $1.67 in the second quarter, compared to $1.72 a year-ago. Earnings for the first quarter of 1994 were $193.8 million, or $2.00 per share.
     For the first six months of 1994, net income was $362.5 million, or $3.67 per share, and return on common stockholders' equity was 18.3 percent.

SECOND QUARTER HIGHLIGHTS

. Total managed credit card receivables grew to $11.0 billion at June 30, up 22 percent from a year ago. Receivables were $10.4 billion at March 31. During the second quarter, $1 billion of receivables were sold in a securitization transaction, bringing the total securitized portfolio to $5.6 billion at quarter-end.

. Combined trading profits were $37 million -- substantially improved from the loss in the first quarter of 1994, although down from record gains a year ago.

. The Corporation received Brazilian bonds as part of the debt restructuring that was completed during the second quarter. This added $32 million to pre-tax earnings, including $14 million in interest income representing the market value of interest bonds, and $18 million in market value of principal bonds over the recorded carrying amounts that was treated as a loan loss recovery.

. The provision for credit losses declined to $43 million. Reserve building for growth in the credit card portfolio was offset by a negative commercial provision, principally reflecting the Brazilian debt restructuring.

. Accelerated asset disposition activities resulted in net gains of $22 million.

. Credit quality continued to improve during the quarter. Nonperforming assets were $181 million -- a decrease of $99 million, or 35 percent, from March 31. About $50 million of the decrease in nonperforming assets were related to the receipt of Brazilian bonds. The nonperforming asset ratio was 0.8 percent, one of the lowest among major U.S. banks.

. The Corporation's 10% Preferred Stock, Series D, was redeemed on July 1 at a 3 percent premium over the $150 million par value. This resulted in additional preferred dividends of $4.5 million that reduced earnings per share by 5 cents.

. Capital ratios continued to exceed the regulatory guidelines for "well-capitalized" status by a wide margin. At June 30, the estimated Tier 1 risk-adjusted capital ratio was 8.8 percent, and the total risk-adjusted ratio was approximately 13.7 percent.


NET INTEREST INCOME


     Net interest income on a tax-equivalent basis was $339 million. Net interest margin was 2.69 percent for the quarter, and average earning assets were $50.5 billion.
     Adjusted for the effects of credit card securitization and the activities of First Chicago Capital Markets, Inc., net interest margin was 3.93 percent. This was up from 3.58 percent in the year-ago quarter, reflecting a more favorable mix of earning assets. The adjusted margin in the first quarter of 1994 was also 3.93 percent.
     Interest income from the Brazilian debt restructuring added 12 basis points to the adjusted margin in the second quarter of 1994.

NONINTEREST INCOME

     Total noninterest income was $429 million for the second quarter. Combined trading activities generated profits of $37 million, compared to a loss of $25 million in the first quarter and record profits of $92 million a year ago.
     Credit card fee revenues were $194 million for the quarter. When adjusted for the impact of securitization, these revenues climbed 15 percent from a year ago.
     Equity securities gains were $4 million, including $2 million in the venture capital portfolio, down substantially from equity securities gains of $79 million a year ago and $134 million in the first quarter. The net loss attributable to the venture capital business -- revenues less the portfolio's cost-to-carry and other expenses -- was $4 million, or $0.06 per share, compared with net income of $0.20 per share in the year-ago quarter and $0.73 in the first quarter of 1994.

NONINTEREST EXPENSE

     Noninterest expense was $461 million for the quarter, essentially flat with the second quarter of 1993, when a $12 million charge was included for accelerated amortization of certain intangibles.


CREDIT QUALITY

     The provision for credit losses was $43 million in the second quarter. This included $57 million for the consumer portfolios -- up from $43 million in the first quarter due to credit card growth -- and a negative provision of $14 million for commercial credits.
     The Corporation's allowance for credit losses was $681 million at June 30, representing 454 percent of nonperforming loans at quarter-end. Of the total allowance, $502 million was related to commercial exposure and $179 million to the consumer portfolios.
     Net charge-offs in the second quarter were $34 million. Consumer net charge-offs, mainly in the credit card portfolio, were $43 million. The net charge-off rate for credit card receivables was 3.8 percent, relatively steady compared to 3.9 percent a year earlier and 3.6 percent in the first quarter.
     Net recoveries in the commercial portfolio totaled $9 million, including the $18 million recovery from the Brazilian debt restructuring.

FIRST CHICAGO CORPORATION AND SUBSIDIARIES
COMPARATIVE SUMMARY

                                                                        Three Months Ended June 30
                                                                     --------------------------------
(Dollars in millions, except per share data)                          1994         1993        Change
                                                                      ----         ----        ------
Net interest income--tax-equivalent basis.........................   $338.7       $311.5        +  9%
Provision for credit losses.......................................     43.0         70.0        - 39
Noninterest income................................................    428.8        503.5        - 15
Noninterest expense...............................................    460.6        466.6        -  1
Net income........................................................    168.7        168.5           -

Earnings per share
 Primary
  Net income......................................................    $1.71        $1.81        -  6
  Average common and common-equivalent shares (in millions).......     88.0         84.5        +  4

 Fully diluted
  Net income......................................................    $1.67        $1.72        -  3
  Average shares, assuming full dilution (in millions)............     91.8         91.4           -

Average balances
 Loans............................................................  $22,940      $22,266        +  3%
 Earning assets...................................................   50,464       48,749        +  4
 Total assets.....................................................   60,490       56,951        +  6
 Common stockholders' equity......................................    3,663        2,937        + 25
 Stockholders' equity.............................................    4,424        3,806        + 16

Net interest margin...............................................     2.69%        2.56%       +  5%
Return on assets..................................................     1.12         1.19        -  6
Return on common stockholders' equity.............................     16.5         20.9        - 21

                                                                     For the Six Months Ended June 30
                                                                     --------------------------------
                                                                      1994         1993        Change
(Dollars in millions, except per share data)                          ----         ----        ------
Net interest income--tax-equivalent basis.........................   $674.2       $616.5        +  9%
Provision for credit losses.......................................     93.0        135.0        - 31
Noninterest income................................................    930.7        994.0        -  6
Noninterest expense...............................................    945.1        900.7        +  5
Net income........................................................    362.5        347.6        +  4

Earnings per share
 Primary
  Net income......................................................    $3.76        $3.78        -  1
  Average common and common-equivalent shares (in millions).......     87.9         84.1        +  5

 Fully diluted
  Net income......................................................    $3.67        $3.64        +  1
  Average shares, assuming full dilution (in millions)............     91.7         89.5        +  2

Average balances
 Loans............................................................  $22,714      $22,484        +  1%
 Earning assets...................................................   49,976       48,344        +  3
 Total assets.....................................................   60,982       56,389        +  8
 Common stockholders' equity......................................    3,641        2,870        + 27
 Stockholders' equity.............................................    4,402        3,663        + 20

Net interest margin...............................................     2.72%        2.57%       +  6%
Return on assets..................................................     1.20         1.24        -  3
Return on common stockholders' equity.............................     18.3         22.4        - 18

                                                                                At June 30
                                                                     --------------------------------
                                                                     1994          1993        Change
                                                                     ----          ----        ------
Assets............................................................  $64,089      $49,959        + 28%
Deposits..........................................................   28,577       27,794        +  3
Loans.............................................................   23,680       21,621        + 10
Common stockholders' equity.......................................    3,763        3,018        + 25
Stockholders' equity..............................................    4,524        3,887        + 16

FIRST CHICAGO CORPORATION
CAPITAL DATA

================================================================================
                                   6/30/94  3/31/94  12/31/93  9/30/93  6/30/93
================================================================================
Common Equity/Assets (1).........     6.5%     6.6%      7.2%     7.0%     6.5%
Risk-Based Capital Ratios:(1)(2)
  Tier 1.........................     8.8%     9.1%      8.8%     8.7%     8.0%
  Total..........................    13.7%    14.2%     13.6%    13.5%    13.0%
Leverage Ratio (1)(2)............     8.0%     7.8%      8.0%     8.0%     7.4%
Book Value of Common Equity......  $43.40   $42.19    $40.55   $39.03   $36.27


(1) Net of investment in First Chicago Capital Markets, Inc.
(2) 6/30/94 ratios are estimated and exclude $150 million of Preferred Stock Series D redeemed on July 1, 1994.